Private & Confidential

Dated the day of 2019

Guardforce Cash Solutions Security (Thailand) Company Limited
(as Borrower)

and

Profit Raider Investments Limited
(as Lender)

SUPPLEMENTAL AGREEMENT
to
Loan Agreement
dated as of 25 August 2018

THIS AGREEMENT is dated the day of 2019 and is made between:

(1) **Guardforce Cash Solutions Security (Thailand) Company Limited**, a company registered as a juristic person under the Civil and Commercial Code of Thailand at the Bangkok Partnerships and Companies Registration Office having its head office at No. 96 Vibhavadi-Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok, Thailand ("**Borrower**"); and

(2) **Profit Raider Investments Limited**, a company incorporated in the British Virgin Islands with limited liability (company no. 1444612) having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110 British Virgin Islands ("**Lender**"),

and is **SUPPLEMENTAL** to the Loan Agreement dated as of 25 August 2018 ("**Loan Agreement**") made between the parties hereto.

WHEREAS:

(A) By the Loan Agreement, the parties have agreed on the terms and conditions regulating the Loan in the principal amount of US$13,421,792.82 owed by the Borrower to the Lender resulting from certain loan restructuring involving the Borrower and its affiliates.

(B) The Loan has become matured on 29 April 2019. No repayment of the Loan has been made. The principal amount outstanding and due from the Borrower to the Lender in respect of the Loan remains at US$13,421,792.82 as at the date hereof.

(C) The Borrower wishes to seek an extension of maturity date of the Loan for eight months and two days from 29 April 2019. The Lender is prepared to accommodate the Borrower's request subject to, among other conditions, payment in part of interest accrued on the Loan up to 29 April 2019, interest on the Loan shall become payable monthly and increment of interest rate chargeable on the Loan to four per cent per annum.

(D) Accordingly the parties have agreed to enter into this Agreement for amending and supplementing the terms and conditions of the Loan Agreement in the manner set forth herein.

NOW IT IS HEREBY AGREED as follows:

1. <u>Interpretation</u>

1.1 In this Agreement (including the Recitals), except where otherwise provided herein and except where the context otherwise requires, expressions defined in the Loan Agreement shall have the same meaning when used herein.

1.2 In this Agreement, except where the context otherwise requires:

"**Pre-conditions**" means the conditions precedent set out in Clause 3.1;

"**Specified Time**" means 5:00 p.m. (Hong Kong time) on the fifth Business Day from the date of this Agreement, or such later date as may be agreed by the Lender in

writing.

1.3 Clauses 1.2 to 1.5 (both inclusive) of the Loan Agreement shall be deemed to be incorporated herein *mutatis mutandis*.

2. Acknowledgment of Indebtedness

2.1 The Borrower hereby acknowledges and confirms to the Lender that as at the date hereof, the Loan in the principal amount of US$13,421,792.82 remains due and owing from the Borrower to the Lender.

3. Conditions Precedent

3.1 Subject to Clause 3.2, this Agreement shall take effect as and when all of the following conditions precedent shall have been satisfied:

(1) that the Lender having received on or before the Specified Time the following documents in form and substance satisfactory to it:

(a) this Agreement duly executed by the Borrower;

(b) certified copy resolutions of the board of directors of the Borrower, approving and authorising a person or persons to execute this Agreement;

(2) receipt by the Lender at or before the Specified Time of cleared fund from the Borrower in the amount of US$100,000 as payment in part of interest on the Loan accrued up to 29 April 2019;

(3) that no Event of Default shall have occurred on or before the date on which this Agreement is, but for Clause 3.2, to take effect; and

(4) such other or further conditions as are agreed in writing between the Lender and Borrower in relation to extension of maturity date for the Loan.

3.2 If the Pre-conditions are not fulfilled at or before the Specified Time, unless the fulfillment of which has been waived by the Lender under Clause 3.3 or an extension of time has been granted by the Lender, this Agreement (other than Clauses 8 to 10) shall be void and have no further effect.

3.3 The Pre-conditions are inserted solely for the benefit of the Lender and may be waived, in whole or in part, and with or without conditions, by the Lender in its discretion at any time without prejudicing its right to require fulfillment of such conditions in whole or in part at any time after such waiver.

4. Extension of Maturity Date and Increase of Interest Rate

4.1 Subject to fulfillment in full of the Pre-conditions (save as waived by the Lender), the Maturity Date shall be extended to 31 December 2019.

4.2 Subject to fulfillment in full of the Pre-conditions (save as waived by the Lender), (i) interest on the Loan shall become payable monthly and (ii) the rate of interest

chargeable on the Loan under Clause 3.2 of the Loan Agreement shall be increased from the existing rate of 3.22% per annum to 4.00% per annum, on and with retrospective effect from 30 April 2019.

5. Amendments to the Loan Agreement

5.1 All references in the Loan Agreement to "this Agreement", "hereunder" and "herein" or other cognate expressions shall be construed as a reference to the Loan Agreement as supplemented and amended by this Agreement, all as amended from time to time.

5.2 The Loan Agreement shall be amended (references in this Clause 5.2 to Clauses are to the clauses of the Loan Agreement) by:

(1) deleting from the definition of "Maturity Date" in Clause 1.1 the date of "29 April 2019" and substituting with "31 December 2019, and any other date specifically agreed by the Lender in writing"; and

(2) deleting Clause 3.2 in its entirety and substituting with the following revised Clause 3.2:

"3.2 Interest on the Loan or any part thereof,

(1) for the period from 29 April 2018 to 29 April 2019, at the rate of three point two two per cent (3.22%) per annum; and

(2) on and from 30 April 2019, at the rate of four per cent (4.00%) per annum."

(3) deleting Clause 3.4 in its entirety and substituting with the following revised Clause 3.4:

"3.4 Interest on the Loan shall accrue from day to day and shall be paid by the Borrower to the Lender on the last Business Day of each calendar month, save for the last interest payment which shall be made on the Maturity Date. If interest is not paid when due, such interest shall be compounded with the outstanding principal annually from the due date of such interest. Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed."

(4) adding after Clause 3.5, the following as new Clauses 3.6:

"3.6 The Borrower hereby confirms to and undertakes with the Lender that:

(1) the amount of interest accrued on the Loan, calculated up to 29 April 2019, is US$432,181.73 ("**Overdue Interest**"); and

(2) at or before this Clause 3.6 taking effect, the Borrower has paid to the Lender the sum of US$100,000 as payment in part of the Overdue Interest, leaving the balance of US$332,181.72 owing by the Borrower ("**Overdue Interest Balance**");

(3) Without prejudice to the Borrower's obligation to repay the

Loan, interest thereon and all other outstanding amounts in full on or before the Maturity Date, the Borrower will pay up the Overdue Interest Balance and part of interest accrued on the Loan from 30 April 2019 by six installments on due dates and amounts as follows:

Due date	Installment amount
5 August 2019	US$115,016.03
5 September 2019	US$115,016.03
5 October 2019	US$115,016.03
5 November 2019	US$115,016.03
5 December 2019	US$115,016.03
Maturity Date	Remainder of Overdue Interest Balance, outstanding amount of accrued interest on the Loan, the Loan and all other outstanding amounts

(4) Each monthly installment amount of US$115,016.03 specified in above table shall be divided into two portions and allocated as follows:

(a) as to US$55,363.62, as and for part repayment of the Overdue Interest Balance; and

(b) as to US$59,652.41, as and for part payment of interest accrued on the Loan;

(5) if the Borrower shall duly pay up the Overdue Interest Balance in full in accordance with the above installment schedule, no interest shall be charged on the Overdue Interest Balance, save that in the event of default of payment by the Borrower on any of the scheduled installment due dates, all outstanding installments shall immediately fall due and interest thereon shall be charged at the rate specified in Clause 3.5;

(6) If the Borrower is unable to pay an installment on a due date thereof, the Borrower shall submit a written extension request to the Lender before the 25th day of the preceding month of the due date and the installment may be extended by one month subject to (i) approval by the Lender in writing and (ii) payment by the Borrower to the Lender of interest on the late payment at such rate as shall be notified by the Lender to the Borrower."

(5) deleting Clause 15.4 in its entirety and substituting with the following revised Clause 15.4:

"15.4 The Borrower irrevocably appoints Lo & Fung, Room 1701-02, 17/F, Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong as its process agent to receive and acknowledge

on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason Lo & Fung (or its successor) no longer serves as process agent of the Borrower for this purpose, the Borrower shall promptly appoint a successor agent and notify the Lender thereof. Failing such appointment within 15 days after the date of cessation of services as a process agent , the Lender may appoint a substitute process agent for the Borrower. The Borrower agrees that any such legal process is sufficiently served on it if delivered to such process agent for service at its registered or principal office for the time being in Hong Kong whether or not such process agent gives notice thereof to the Borrower. Nothing affects the right to serve process in any other manner permitted by law."

6. **Representations and Warranties**

6.1 The representations and warranties set forth in Clause 7.1 of the Loan Agreement are hereby incorporated fully as if they were set forth herein *in extensio* and the Borrower hereby represents, warrants or, as the case may be, repeats to the Lender such representations and warranties.

7. **Confirmation of the Loan Agreement**

7.1 This Agreement is supplemental to the Loan Agreement and, save as expressly provided herein, all the provisions of the Loan Agreement shall remain in full force and effect. Any provision in the Loan Agreement which is inconsistent with the changes contemplated by or provided in this Agreement shall cease to apply, or as the case may be, be modified accordingly.

7.2 Nothing in this Agreement shall have effect as or be construed as discharging or releasing or an agreement to discharge or release of the Borrower from its obligations or liabilities under the Loan Agreement unless otherwise specified in this Agreement.

7.3 The Loan Agreement and this Agreement shall henceforth be read and construed as one document.

8. **Expenses**

8.1 The Borrower agrees to pay upon demand on a full indemnity basis (whether or not the Pre-conditions shall be fulfilled), half of all costs, expenses and charges (including legal fees) incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and any other documents ancillary hereto.

9. **Miscellaneous**

9.1 The provisions of Clauses 13 and 14 of the Loan Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" are references to this Agreement.

9.2 This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same agreement. Transmission by fax or email of an executed counterpart of this

Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each of the parties hereto shall deliver to the other party an original counterpart of this Agreement promptly after delivery by fax or email.

9.3 It is intended by the parties hereto that this Agreement will take effect as a deed of the parties despite the fact that one or more of the parties hereto may only execute this Agreement under hand.

10. Governing Law, Jurisdiction and Process Agent

10.1 Clause 15 of the Loan Agreement (as amended by Clause 5.2(5) of this Agreement) shall be deemed to be incorporated herein *mutatis mutandis*.

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[Signature page to Supplemental Bilateral Loan Agreement]

IN WITNESS whereof the parties hereto have executed this Agreement as a deed the day and year first above written.

Borrower

SEALED with the **Common Seal** of)
Guardforce Cash Solutions Security)
(Thailand) Company Limited and)
SIGNED by Chu Kwok Wing)
for and on its behalf in the presence of:) ______________________

Chu Kwok Wing

Lender

SEALED with the **Common Seal** of)
Profit Raider Investments Limited and)
SIGNED by ZHANG Gaobo)
for and on its behalf in the presence of:) ______________________

SHEN Jiaou